Exhibit 99.1

Press Release

Gulfport Energy Corporation Reports 83% Increase in Total Proved Reserves to 1.7 Tcfe, Provides Fourth Quarter 2015 Operational Update and Schedules Fourth Quarter and Full-Year 2015 Financial and Operational Results Conference Call

OKLAHOMA CITY (February 2, 2016) Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport” or the “Company”) today reported year-end 2015 proved reserves, provided an operational update for the quarter and year ended December 31, 2015 and scheduled its fourth quarter and full-year 2015 financial and operational results conference call. Key information includes the following:

•	Year-end 2015 total proved reserves grew to 1.7 Tcfe, as compared to 933.6 Bcfe at year-end 2014, an increase of 83% year-over-year.

•	Year-end 2015 total proved developed reserves grew to 767.1 Bcfe, as compared to 453.8 Bcfe at year-end 2014, an increase of 69% year-over-year.

•	Proved reserves by volume were 91% natural gas and 9% oil and natural gas liquids.

•	Net production during the full-year of 2015 averaged 548.2 MMcfe per day, exceeding the high-end of Gulfport’s annual 2015 guidance of 541 MMcfe per day.

•	Realized natural gas price before the impact of derivatives and including transportation costs averaged $2.08 per Mcf during 2015, a $0.58 per Mcf differential to the average trade month NYMEX settled price.

•	Realized oil price before the impact of derivatives and including transportation costs averaged $42.29 per barrel, a $6.59 per barrel differential to the average WTI oil price during 2015.

•	Realized natural gas liquids price, before the impact of derivatives and including transportation costs, averaged $13.18 per barrel, or $0.31 per gallon during 2015.

•	Entered into a joint venture (“JV”) with a subsidiary of Rice Energy Inc. (NYSE: RICE), which venture completed a lateral that connects two existing dry gas gathering systems on which Gulfport currently flows the majority of its dry gas volumes.

•	Secured an incremental 150,000 MMBtu per day of firm arrangements starting November 2016 through March 2017 at an average differential of $0.61 off NYMEX.

•	Increased hedge position to approximately 480 MMcf per day of natural gas fixed price swaps during 2016 at an average fixed price of $3.29 per Mcf and 347 MMcf per day of natural gas fixed price swaps during 2017 at an average fixed price of $3.07 per Mcf.

•	Year-end 2015 cash on hand totaled approximately $113.0 million and Gulfport’s revolving credit facility of $700 million was undrawn with outstanding letters of credit totaling $178.6 million.

Year-End 2015 Reserves

Gulfport reported year-end 2015 total proved reserves of 1.7 Tcfe, consisting of 1.6 Tcf of natural gas, 6.5 MMBbls of oil and 17.7 MMBbls of natural gas liquids. Gulfport’s year-end total proved reserves increased 83% over year-end 2014. The table below provides information regarding the components driving the 2015 net proved reserve increase:

GULFPORT ENERGY CORPORATION

DECEMBER 31, 2015 NET PROVED RESERVE RECONCILIATION

(Unaudited)

Gas Equivalent BCFE
Proved Reserve balance at December 31, 2014	933.6
Purchases in oil and gas reserves in place	372.3
Extensions and discoveries	1,043.9
Revisions of prior reserve estimates	(444.4)
Current production	(200.1)

Proved Reserve balance at December 31, 2015	1,705.3

Proved developed reserves increased by 69% over 2014 to approximately 767.1 Bcfe, as of December 31, 2015. At year-end 2015, approximately 45% of Gulfport’s proved reserves were classified as proved developed reserves. Proved undeveloped reserves increased by 96% over 2014 to approximately 938.2 Bcfe, as of December 31, 2015. The table below summarize the Company’s 2015 net proved reserves:

GULFPORT ENERGY CORPORATION

DECEMBER 31, 2015 NET PROVED RESERVES

(Unaudited)

	Natural Gas BCF	Oil MMBBL	Natural Gas Liquids MMBBL	Gas Equivalent BCFE
Proved Developed Producing	571.1	4.4	12.9	674.7
Proved Developed Non-Producing	81.8	1.8	—	92.4
Proved Undeveloped	907.2	0.3	4.8	938.2

Total Proved Reserves	1,560.1	6.5	17.7	1,705.3

The following table presents Gulfport’s 2015 net proved reserves by major operating areas:

GULFPORT ENERGY CORPORATION

DECEMBER 31, 2015 NET PROVED RESERVES BY ASSET AREA

(Unaudited)

2015 BCFE
Utica	1,686.8
Southern Louisiana	16.7
Other	1.8

Total Proved Reserves	1,705.3

Production and Realized Prices

Gulfport’s net daily production for the fourth quarter of 2015 averaged approximately 643.8 MMcfe per day. For the fourth quarter of 2015, Gulfport’s net daily production mix was comprised of approximately 83% natural gas, 10% natural gas liquids and 7% oil. Gulfport’s net daily production for the full-year of 2015 averaged approximately 548.2 MMcfe per day. For the full-year of 2015, Gulfport’s net daily production mix was comprised of approximately 78% natural gas, 13% natural gas liquids and 9% oil.

Gulfport’s realized prices for the fourth quarter of 2015 were $2.94 per Mcf of natural gas, $44.63 per barrel of oil and $0.37 per gallon of NGL, resulting in a total equivalent price of $3.21 per Mcfe. Gulfport’s realized prices for the fourth quarter of 2015 include an aggregate non-cash unrealized hedge gain of $24.8 million. Before the impact of derivatives, realized prices for the fourth quarter of 2015, including transportation costs, were $1.62 per Mcf of natural gas, $36.38 per barrel of oil and $0.34 per gallon of NGL, for a total equivalent price of $2.00 per Mcfe.

Gulfport’s realized prices for the full-year of 2015 were $3.25 per Mcf of natural gas, $48.91 per barrel of oil and $0.32 per gallon of NGL, resulting in a total equivalent price of $3.54 per Mcfe. Gulfport’s realized prices for the full-year of 2015 include an aggregate non-cash unrealized hedge gain of $83.7 million. Before the impact of derivatives, realized prices for the full-year of 2015, including transportation costs, were $2.08 per Mcf of natural gas, $42.29 per barrel of oil and $0.31 per gallon of NGL, for a total equivalent price of $2.53 per Mcfe.

GULFPORT ENERGY CORPORATION

PRODUCTION SCHEDULE

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Production Volumes:	2015	2014	2015	2014
Natural gas (MMcf)	48,942.2	26,127.3	156,150.5	59,318.0
Oil (MBbls)	674.6	676.1	2,899.4	2,683.8
NGL (MGal)	43,699.6	34,646.3	185,792.4	86,092.1
Gas equivalent (MMcfe)	59,232.5	35,133.5	200,088.6	87,719.4
Gas equivalent (Mcfe per day)	643,832	381,886	548,188	240,327

Average Realized Prices (before the impact of derivatives):

Natural gas (per Mcf)	$1.62	$3.37	$2.08	$3.81
Oil (per Bbl)	$36.38	$67.48	$42.29	$89.88
NGL (per Gal)	$0.34	$0.87	$0.31	$1.09
Gas equivalent (per Mcfe)	$2.00	$4.66	$2.53	$6.40

Average Realized Prices: (including cash-settlement of derivatives and excluding unrealized hedge gain):

Natural gas (per Mcf)	$2.48	$3.48	$2.79	$3.61
Oil (per Bbl)	$43.00	$72.39	$45.41	$90.01
NGL (per Gal)	$0.34	$0.87	$0.31	$1.09
Gas equivalent (per Mcfe)	$2.79	$4.84	$3.13	$6.27

Average Realized Prices:

Natural gas (per Mcf)	$2.94	$7.28	$3.25	$5.55
Oil (per Bbl)	$44.63	$70.59	$48.91	$92.18
NGL (per Gal)	$0.37	$0.87	$0.32	$1.09
Gas equivalent (per Mcfe)	$3.21	$7.63	$3.54	$7.65

Midstream Update

Gulfport has completed the formation of its previously announced Utica Shale midstream JV transaction with Rice Midstream Holdings LLC (“Rice”), a subsidiary of Rice Energy Inc. Gulfport will own 25% of the JV and Rice will act as operator and own the remaining 75% of the JV. As the operator of the JV, Rice will develop natural gas gathering assets to support Gulfport’s dry gas Utica Shale development in eastern Belmont County and Monroe County, Ohio (the “dedicated areas”). Construction of the assets is underway and is expected to provide connectivity of Gulfport’s dry gas gathering systems and interchangeability of molecules across Gulfport’s firm portfolio. In addition, Gulfport and Rice have agreed to negotiate in good faith to expand the JV to provide water services to Gulfport within the dedicated areas.

As provided for in the joint venture document and completed ahead of schedule, Rice has completed the first phase of the projects, completing the lateral that connects two existing dry gas gathering systems on which Gulfport currently flows the majority of its dry gas volumes. The lateral has been commissioned and first flow commenced on February 1, 2016.

Firm Transportation & Commitments Update

In response to the recently announced delay of the ET Rover Pipeline, Gulfport has entered into an additional 150,000 MMBtu per day of firm arrangements beginning in November 2016 through March 2017 at an average differential of approximately $0.61 off NYMEX, which is below Gulfport’s average cost of firm transportation out of the basin during this time period. These arrangements secure additional pricing certainty for incremental volumes in the upcoming year.

Derivatives

Gulfport continues to hedge a significant portion of its expected production to lock in prices and returns that provide certainty of cash flow to execute on its capital plans. The table below sets forth the Company’s hedging positions as of February 1, 2016.

GULFPORT ENERGY CORPORATION

COMMODITY DERIVATIVES – HEDGE POSITION AS OF FEBRUARY 1, 2016

(Unaudited)

	1Q2016	2Q2016	3Q2016	4Q2016
Natural gas:
Swap contracts (NYMEX)
Volume (BBtupd)	464	473	470	517
Price ($ per MMBtu)	$3.46	$3.29	$3.23	$3.19
Swaption contracts (NYMEX)
Volume (BBtupd)	26	—	—	—
Price ($ per MMBtu)	$3.25	$—	$—	$—
Basis Swap Contract (Michcon)
Volume (BBtupd)	70	40	40	40
Differential ($ per MMBtu)	$0.11	$0.02	$0.02	$0.02
Basis Swap Contract (Tetco M2)
Volume (BBtupd)	—	—	—	33
Differential ($ per MMBtu)	$—	$—	$—	$(0.59)
Oil:
Swap contracts (LLS)
Volume (Bblpd)	1,500	1,500	—	—
Price ($ per Bbl)	$63.03	$63.03	$—	$—
Swap contracts (WTI)
Volume (Bblpd)	1,000	1,000	—	—
Price ($ per Bbl)	$61.40	$61.40	$—	$—
C3 Propane:
Swap contracts (TET)
Volume (Bblpd)	1,000	1,000	1,000	1,000
Price ($ per Gal)	$0.48	$0.48	$0.48	$0.48

	2016	2017	2018	2019
Natural gas:
Swap contracts (NYMEX)
Volume (BBtupd)	481	347	160	5
Price ($ per MMBtu)	$3.29	$3.07	$3.01	$3.37
Swaption contracts (NYMEX)
Volume (BBtupd)	6	120	5	—
Price ($ per MMBtu)	$3.25	$3.23	$2.91	$—
Basis Swap Contract (Michcon)
Volume (BBtupd)	47	—	—	—
Differential ($ per MMBtu)	$0.05	$—	$—	$—
Basis Swap Contract (Tetco M2)
Volume (BBtupd)	8	12	—	—
Differential ($ per MMBtu)	$(0.59)	$(0.59)	$—	$—
Oil:
Swap contracts (LLS)
Volume (Bblpd)	746	—	—	—
Price ($ per Bbl)	$63.03	$—	$—	$—
Swap contracts (WTI)
Volume (Bblpd)	497	—	—	—
Price ($ per Bbl)	$61.40	$—	$—	$—
C3 Propane:
Swap contracts (TET)
Volume (Bblpd)	1,000	—	—	—
Price ($ per Gal)	$0.48	$—	$—	$—

Financial Position and Liquidity

As of December 31, 2015, Gulfport had cash on hand of approximately $113.0 million. In addition, as of December 31, 2015, Gulfport’s revolving credit facility of $700 million was undrawn with outstanding letters of credit totaling $178.6 million.

Conference Call

Gulfport will hold a conference call on Thursday, February 18, 2016 at 8:00 a.m. CST to discuss its fourth quarter and full-year of 2015 financial and operational results and to provide an update on the Company’s recent activities. Gulfport’s fourth quarter and full-year of 2015 earnings are scheduled to be released after the market close on Wednesday, February 17, 2016.

Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling toll-free at 866-373-3408 or 412-902-1039 for international callers. The passcode for the call is 13622396. A replay of the call will be available for two weeks at 877-660-6853 or 201-612-7415 for international callers. The replay passcode is 13622396. The webcast will also be available for two weeks on the Company’s website and can be accessed on the Company’s “Investor Relations” page.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located in the Utica Shale of Eastern Ohio and along the Louisiana Gulf Coast. In addition, Gulfport holds a sizeable acreage position in the Alberta Oil Sands in Canada through its 25% interest in Grizzly Oil Sands ULC.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future (including the construction of gas gathering and water service facilities pursuant to the JV with Rice), future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, market conditions, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, credit or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport, including its JC with Rice; Gulfport’s ability to identify, complete and integrate acquisitions of properties and businesses; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. Gulfport has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

General Reserve Information Notes:

Gulfport’s estimated proved reserves as of December 31, 2015 were prepared by Netherland, Sewell & Associates, Inc. (“NSAI”) with respect to Gulfport’s assets in the Utica Shale of Eastern Ohio and Gulfport’s WCBB, Hackberry and Niobrara fields and by Gulfport’s personnel with respect to its overriding royalty and non-operated interests (less than 1% of its proved reserves at December 31, 2015), and comply with definitions promulgated by the SEC. NSAI is an independent petroleum engineering firm.

Investor & Media Contact:

Paul Heerwagen – Vice President, Corporate Development

pheerwagen@gulfportenergy.com

405-242-4888

Jessica Wills – Manager, Investor Relations and Research

jwills@gulfportenergy.com

405-242-4421